Exhibit 11.1

                FREEPORT-McMoRan COPPER & GOLD INC.
              COMPUTATION OF NET INCOME PER COMMON AND
                      COMMON EQUIVALENT SHARE


                                            Three Months Ended
                                                 March 31,
                                          ------------------------
                                              1997        1996
                                          ----------    ----------
                                           (In Thousands, Except
                                             Per Share Amounts)
Primary:
  Net income applicable to common stock   $   62,451    $   22,450
                                          ==========    ==========

  Average common shares outstanding          201,334       196,438
  Common stock equivalents:
    Stock options                              1,713         2,092
                                          ----------    ----------

  Common and common equivalent shares        203,047       198,530
                                          ==========    ==========

  Net income per common and common
   equivalent share                             $.31          $.11
                                                ====          ====

Fully diluted: (1)
  Net income applicable to common stock :
     Net Income                           $   62,451    $   22,450
     Plus preferred dividends                  5,250         9,168
                                          ----------    ----------
  Net Income applicable to common stock   $   67,701    $   31,618
                                          ==========    ==========

  Average common shares outstanding          201,334       196,438
  Common stock equivalents:
    Stock options                              1,713         2,298
  Convertible securities:
    Preferred stock                           11,690        20,834
                                          ----------    ----------
  Common and common equivalent shares        214,737       219,570
                                          ==========    ==========

  Net income per common and common
   equivalent share                             $.32          $.14
                                               =====          ====

(1)  This calculation is submitted in accordance with Regulation S-K item 601 (b) (11), despite not being required by APB Opinion No. 15 because it results in no dilution.